Exhibit 10.1

DATE:	April 10, 2025

FROM:	Ward Nye Chair and CEO

ORGANIZATIONAL ANNOUNCEMENT

After nearly eight years with Martin Marietta, James (Jim) A.J. Nickolas has decided to depart as Executive Vice President and Chief Financial Officer, effective immediately, to move his family back to their beloved hometown. Jim will join a Chicago-based publicly traded company, as its Chief Financial Officer.

Over the course of his Martin Marietta tenure, Jim has been an integral member of the executive leadership team and a valued colleague. With his deep financial acumen, he has played a key role in responsibly growing the business through strategic acquisitions and organic capital investments while maintaining a strong balance sheet and investment grade credit rating. I thank him for his meaningful contributions, including the development of the talent in our finance organization that has supported the Company in both growing and maintaining our position as a market-leading supplier of aggregates.

In his resignation, Jim underscored that working alongside our capable and dedicated team was a career highlight, and that he has the utmost faith in Martin Marietta’s future and is confident the best is yet to come as our teams continue to execute our proven strategy for the benefit of our stakeholders.

Robert J. (Bob) Cardin has been appointed as Interim CFO reporting to me, in addition to his current responsibilities as Senior Vice President, Controller and Chief Accounting Officer. The Company has initiated a search process of internal and external candidates with the assistance of a leading global executive search firm to identify the Company’s next CFO.

In addition, effective immediately, Jason P. Flynn, Senior Vice President and Chief Information Officer, will report to me.

Please join me in wishing Jim, Anastasia and their children all the best in this next chapter as they reunite with family and loved ones.